EXHIBIT 99

Marine Products Corporation Reports First Quarter 2012 Financial Results

•	Net Sales Increased by 39.4 Percent in the First Quarter of 2012 Compared to the First Quarter of 2011
•	Net Income was $1,632,000 compared to $666,000 in the First Quarter of 2011
•	Diluted Earnings Per Share were $0.04, Compared to $0.02 in the First Quarter of 2011

ATLANTA, April 25, 2012 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2012.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers and Premiere Sport Yachts, and outboard sport fishing boats by Robalo.

For the quarter ended March 31, 2012, Marine Products generated net sales of $37,849,000, a 39.4 percent increase, compared to $27,148,000 last year.  The increase in net sales was due to a 54.1 percent increase in the number of boats sold, partially offset by an 11.3 percent decrease in the average selling price per boat.  Unit sales increased dramatically due to the recent introduction of our Chaparral H2O Sport and Fish & Ski Boats, as well as our value-priced Robalo 180 and 200 outboard sport fishing boats.  The sales of these smaller models resulted in the decrease in overall average selling prices during the quarter as compared to the first quarter of 2011.

Gross profit for the quarter was $6,996,000, or 18.5 percent of net sales, compared to a gross profit of $4,460,000, or 16.4 percent of net sales, in the prior year.   The increase in gross profit in the first quarter of 2012 compared to the prior year was the result of higher net sales and improved profitability.  Gross profit as a percentage of net sales improved due to production efficiencies related to higher production volumes.

Operating income for the quarter was $2,053,000 compared to $604,000 in the first quarter of last year.  The Company’s operating income improved compared to the prior year due primarily to higher net sales and gross profit.  Selling, general and administrative expenses increased 28.2 percent over the prior year due to expenses that vary with sales and profitability, such as incentive compensation and sales commissions, as well as increased advertising costs.  However, these expenses declined from 14.2 percent of net sales in the first quarter of 2011 to 13.1 percent of net sales in the first quarter of this year due to leverage of fixed costs over higher sales volumes.  Interest income was approximately the same in the first quarter of 2011 and 2012.

1st Quarter 2012 Earnings Release

Net income for the quarter ended March 31, 2012 was $1,632,000 compared to $666,000 in the prior year.  Earnings per share for the quarter were $0.04 compared to $0.02 per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “During the first quarter of 2012 our financial results benefited from the new Chaparral and Robalo models developed for the value-conscious and first-time boat buyer.  We introduced these products for the 2012 model year during the third quarter of 2011, and I am pleased to report that they have become very popular with our dealers and consumers during the 2012 retail selling season.  These smaller, affordable models have increased our share in the smaller size range of our market and, because of their quality and style, they represent a favorable introduction to our two brands for the first-time buyer.  This introduction also helps to ensure that these buyers will consider our brands when they are evaluating a subsequent, larger boat purchase.  Although the average selling prices of these models is lower than our historical averages, they enhance our profitability as well as increase our consolidated net sales because they allow us to utilize our production facilities more efficiently.

“At the end of the first quarter of 2012, our order backlog was higher than at this time last year.  We also believe that the industry has definitely turned the corner, and we are allowing our dealer inventories to increase to meet improved levels of retail demand.  Our retail market share for 2011 increased to 8.37 percent from 7.30 percent in 2010, and our market share has improved more among the smaller boats in our market, which is additional evidence of the success of these new models.

“In general, we have a favorable outlook regarding the near-term selling environment for our products. Industry reports indicate that retail boat sales increased during the first quarter of 2012.  Attendance and sales during the winter boat show season were strong, and we believe that the retail selling season will be the strongest in a number of years.  Our dealers’ floorplan lenders confirm that the financing environment for our dealers has improved, and we believe that improved consumer confidence is encouraging retail consumers to consider discretionary leisure purchases such as recreational boats.  We continue to monitor indications of consumer demand for our products and remain aware of the potential negative impact of rising fuel prices and other economic influences during the current retail selling season,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 25, 2012 at 8:00 a.m. Eastern Time to discuss the results for the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 430-8701 or (719) 457-2694 and using the conference ID #4516185.

A replay of the conference call will be available in the investor relations section of Marine Products’ Web site beginning approximately two hours after the call.

1st Quarter 2012 Earnings Release

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our Web site at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that our smaller, affordable models represent a favorable introduction to our two brands for the first-time buyer which also helps to ensure that these buyers will consider our brands when they are considering a subsequent, larger boat purchase; our belief that the industry has definitely turned the corner; our favorable outlook regarding the near-term selling environment for our products; our belief that the retail selling season will be the strongest in a number of years; our belief that improved consumer confidence is encouraging retail consumers to consider discretionary leisure purchases such as recreational boats; and that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2011.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

1st Quarter 2012 Earnings Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2012	2011	% BETTER (WORSE)
Net Sales	$37,849	$27,148	39.4%
Cost of Goods Sold	30,853	22,688	(36.0)
Gross Profit	6,996	4,460	56.9
Selling, General and Administrative Expenses	4,943	3,856	(28.2)
Operating Profit	2,053	604	239.9
Interest Income	239	236	1.3
Income Before Income Taxes	2,292	840	172.9
Income Tax Provision	660	174	(279.3)
Net Income	$1,632	$666	145.0%

EARNINGS PER SHARE
Basic	$0.04	$0.02	100.0%
Diluted	$0.04	$0.02	100.0%

AVERAGE SHARES OUTSTANDING
Basic	36,629	36,287
Diluted	36,819	36,857

1st Quarter 2012 Earnings Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2012	2011
ASSETS
Cash and cash equivalents	$6,782	$6,047
Marketable securities	11,868	13,670
Accounts receivable, net	3,312	2,811
Inventories	25,789	21,466
Income taxes receivable	368	429
Deferred income taxes	1,008	927
Prepaid expenses and other current assets	1,199	1,205
Total current assets	50,326	46,555
Property, plant and equipment, net	11,770	12,200
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	41,250	36,139
Deferred income taxes	2,873	3,054
Other assets	6,659	5,146
Total assets	$116,651	$106,867

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,112	$4,751
Accrued expenses and other liabilities	9,781	9,378
Total current liabilities	15,893	14,129
Pension liabilities	5,904	5,483
Other long-term liabilities	452	414
Total liabilities	22,249	20,026
Common stock	3,783	3,733
Capital in excess of par value	1,188	189
Retained earnings	90,830	83,888
Accumulated other comprehensive loss	(1,399)	(969)
Total stockholders' equity	94,402	86,841
Total liabilities and stockholders' equity	$116,651	$106,867